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                                                                    EXHIBIT 10.9



October 12, 2001


                                                         PERSONAL & CONFIDENTIAL
                                                         -----------------------

Mr. Eric Alden
President
Case Financial, Inc.
16000 Ventura Blvd. Ste 1102
Encino, CA 81436

Dear Eric:

The purpose of this letter is to confirm our discussions and agreement regarding
(i) Mosaic Capital LLC and its affiliate Mosaic Capital Securities LLC (collectively, "Mosaic") serving as Case Financial, Inc's ("Case") exclusive investment banker, (ii) Mosaic facilitating the restructuring of Case, (iii) Gordon Gregory joining the board of Case following the restructuring, (iv) Gordon Gregory and Craig Miller extending their loans; (v) Mosaic encouraging the other Bridge Financing lenders to extend their loans, (vi) Gordon Gregory and Craig Miller agreeing to convert their loans to equity if and when the insiders of Case do so and subject to Case completing the restructuring, and
(vii) Mosaic modifying its compensation pursuant to its September 29, 2000 agreement with Case as set forth below.

The term of this exclusive relationship for both M&A and capital raising shall be 3 years. However, the exclusive relationship for capital raising is subject to minimum amounts of equity and /or mezzanine capital being raised for Case as follows: the lesser of $3 million or a revised amount as determined by the board of directors during the first year following execution of this modification; and for each year thereafter, the amount set by the board of directors for that year. In the event the minimum amount of capital is not raised for Case during any year, this agreement shall continue except as to Mosaic being the investment banker for Case for capital raising purposes.


In exchange of these services, Mosaic shall be compensated as follows:

         o 4% fee on equity and mezzanine capital raised (irrespective of who originates the financing), provided Mosaic will be flexible on the amount of its fees when large fees are being paid to third parties; plus
         o        1% fee on institutional debt capital committed; plus

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         o        the greater of $40,000 or 2% on private debt capital funded;
                  plus
         o 1% fee on the total consideration of each M&A transaction during the first 18 months following the restructuring; thereafter 2%. Where a financing is structured as a reverse merger, say into a public shell, the fees for this transaction will be the same as for raising equity capital, not the lesser amount specified in this subsection;
         o 250,000 shares of Case, as follows: one-half will be issued to Mosaic immediately, and the will vest quarterly over the next 3 years, provided Gordon Gregory remains available to advice Case during this period. In the event of a merger or sale of Case, these shares shall fully vest immediately.
         o All vested and prospective warrants provided pursuant to the September 29, 2000 agreement with Case shall lapse.

Except for the deletion of Sections 1 (services), 3.1 (monthly retainer), 3.2 (only as to warrants), all other terms of our September 29, 2000 agreement not inconsistent with these modifications shall be incorporated herein by reference and be made a part of this agreement.

Please confirm your agreement to these modifications by executing and returning a copy of this letter.

 Sincerely,

 Mosaic Capital LLC



 Gordon W. Gregory
 Managing Director

 ACCEPTED AND AGREED ON THIS ___ DAY OF OCTOBER, 2001.

 Case Financial, Inc.



 By:   /S/ Eric A. Alden                      /S/ Sam Schwartz
       ------------------------------         ----------------------------
           Eric A. Alden, President           Sam Schwartz, Co-Chairman



       /S/ Harvey Bibicoff
       ----------------------------
       Harvey Bibicoff, Co-Chairman